EXHIBIT 15
April 29, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated April 29, 2008 on our review of interim financial information of Sonoco Products Company for the three-month periods ended March 30, 2008 and April 1, 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 30, 2008 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-69929; File No. 333-100799; and File No. 333-100798) and Form S-3 (File No. 333-136244).
Yours very truly,
/s/ PricewaterhouseCoopers LLP